EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Allergan Announces New Board Member

— Prof. Trevor M. Jones Appointed —

(IRVINE, California, July 28, 2004) — Allergan, Inc. (NYSE: AGN) today announced the appointment of Prof. Trevor M. Jones to the Company’s Board of Directors.

Prof. Jones is the current Director General of the Association of the British Pharmaceutical Industry (ABPI), an association representing the interests of approximately 100 British and international pharmaceutical companies. From 1987 to 1994, Prof. Jones was the main board director at Wellcome where he was responsible for all research and development activities. At Wellcome, Prof. Jones led the successful development of numerous pharmaceutical compounds, as well as a number of over-the-counter medicines.

“Prof. Jones’ extensive expertise in research and development, and experience in the European and global pharmaceutical industry, make him an outstanding addition to Allergan’s Board of Directors,” said David E. I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “We expect that Prof. Jones’ breadth and depth of global experience with the important issues that face this industry will be instrumental in guiding our future strategies.”

Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Furthermore, he was recognized in the Queen’s Honors List and holds the title of a Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of The Pharmaceutical Society, and an honorary fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

Forward-Looking Statements

Statements regarding future plans, forecasts, and events are “forward-looking statements.” These statements are based on current expectations and intentions only. If underlying assumptions prove inaccurate, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Information concerning risk factors can be found in press releases issued by Allergan as well as

Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2003 Form 10-K and its Form 10-Q for the quarter ended March 26, 2004. Copies of Allergan’s press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Allergan Contacts:
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
Stephanie Fagan (714) 246-5232 (media)
Caroline Van Hove (714) 246-5134 (media)